                                                                    EXHIBIT 10.2


              [Text of Letter Agreement, dated September 26, 2001,
                     between Marvin P. Rich and Registrant]




                  This agreement ("Agreement") sets forth our mutual agreement concerning your resignation as a director, officer and employee of WebMD Corporation (the "Company"). Capitalized terms that are not defined in this Agreement will have the meanings assigned to them in the Amended and Restated Employment Agreement, dated as of June 18, 2000 (the "Employment Agreement"), by and among Medical Manager Corporation (since merged into the Company), CareInsite Corporation (formerly known as CareInsite, Inc., "CareInsite") and you, as amended.

                  1. Your employment with the Company and its Affiliates terminated in all capacities as of September 19, 2001 (the "Effective Date"). In that regard, you hereby resign, effective as of the Effective Date, from your positions as President and a director of the Company and from all other positions, directorships and positions that you hold with the Company or any of its Affiliates.

                  2. The Company will provide you with the following payments and benefits:

                  (a) The Company will continue to pay you your base salary at the current rate of $500,000 per annum for a period commencing on the Effective Date through the third anniversary of the Effective Date (the "Severance Period"), payable in accordance with the Company's prevailing payroll practices (no less frequently than monthly).

                  (b) For each of the three years of the Severance Period, the Company will pay you a bonus equal to $500,000 payable at the time that bonuses are paid to Company executives generally, but no later than (i) March 31, 2002 for the first year of the Severance Period, (ii) March 31, 2003 for the second year of the Severance Period, and (iii) March 31, 2004 for the third year of the Severance Period.

                  (c) The Stock Options and the New Options (as described on attached Schedule A) will become fully vested and exercisable as of the Effective Date and will, except as provided below in Section 3, remain exercisable until the tenth anniversary of the applicable date of grant.

                  (d) You will continue to participate in all Welfare Plans that you participated in on the Effective Date (or reasonably equivalent benefits in the aggregate) on the same terms and conditions that would have applied had you remained in the employ of the Company until the earlier of the expiration of the Severance Period and such time as you become eligible for comparable coverage with a subsequent employer. The Company will have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement.

You agree to promptly notify the Company in writing in the event that you are offered comparable coverage under another employer's Welfare Plan.

                  (e) Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its Affiliates, successors or predecessors after the Effective Date, except that, if applicable, you will be entitled to receive your vested accrued benefits under the Company's Employee Stock Purchase Plan and 401(k) Plan in accordance with the terms and conditions thereof.

                  (f) You acknowledge that the payments and benefits due to you in this Agreement resulting from your departure from the Company and its Affiliates are in lieu of any and all claims that you may have against the Company, CareInsite or any of their Affiliates, successors or predecessors (other than benefits under the Company's employee benefit plans that by their terms survive termination of employment, COBRA benefits, and rights to indemnification under certain indemnification arrangements for officers and directors of the Company), and represent liquidated damages (and not a penalty).

                  3. The provisions of Section 6 of the Employment Agreement are incorporated herein by reference as if such provisions were set forth herein in full. You acknowledge that, as provided in the Employment Agreement, the continuation of all of the Company's obligations set forth in
Section 2(a)-(d) will cease in the event of any breach or threatened breach by you of any provision of Section 6 of the Employment Agreement or this Agreement.

                  4. You acknowledge that you will surrender promptly to the Company all property of the Company or its Affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

                  5. This Agreement, the Stock Option Agreements, the New Stock Option Agreements, the Special Stock Option Agreement and the related option plans set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof. This Agreement will be governed by the laws of the State of New Jersey. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

                                   SCHEDULE A

No. of Shares              Exercise Price           Grant Date
-------------              --------------           ----------

1,125,000                    $  25.80               February 8, 2000

1,125,000                    $  11.55               June 5, 2000

  750,000                    $   6.00               September 12, 2000

  585,000                    $52.4519               February 8, 2000

  585,000                    $16.8269               June 5, 2000


                                       3